Exhibit 10.1

SETTLEMENT AGREEMENT

AGREEMENT made and entered into this 1st day of December, 2005 by and between National Interfaith Cable Coalition, Inc. d/b/a Faith & Values Media, a Maryland not-for-profit corporation with offices at 74 Trinity Place, Suite 1550, New York, New York 10006 and VISN Management Corp. (collectively “NICC”) and Crown Media Holdings, Inc., a Delaware corporation with offices at 12700 Ventura Boulevard, Studio City, California 91604 (“Crown”).

WHEREAS, NICC entered into an agreement with Crown’s predecessors with respect to the production, financing and broadcast of NICC programming on the Hallmark Channel (the “Channel”) and related matters, on November 13, 1998 (consisting of a “Program License Agreement” and certain portions of an Amended and Restated Company Agreement”), which agreement was amended on February 22, 2001 (the “First Amendment”), March 5, 2003 (the “Second Amendment”), January 1, 2004 (the “Third Amendment”) and November 15, 2004 (the “Fourth Amendment”) (collectively, the “Prior Agreements”); and

WHEREAS, NICC has claimed that Crown failed to perform some of its material obligations under the Prior Agreements, a claim which Crown denies, and the parties have entered into good faith negotiations with respect to (a) settlement of NICC’s claims against Crown and Hallmark Entertainment, LLC. (“Hallmark Entertainment”); and (b) modifications and extensions of the Prior Agreements; and

WHEREAS, NICC and Crown have negotiated terms and conditions for settlement of NICC’s claims, which terms and conditions of settlement are as set forth below;

NOW, THEREFORE, in consideration of the promises and representations contained herein, and in settlement of NICC’s claims against Crown and Hallmark Entertainment and any claims Crown may have against NICC, the parties agree as follows:

1.  Sunday Morning Programming (Other than Sunday New Morning)

1.1  Crown shall continue to make payments to NICC for its Sunday morning programming (6AM until 1PM Eastern Time and in pattern Pacific Time – the “Sunday Morning Programming”) in accordance with the Prior Agreements until such time as the first episode of Sunday New Morning with Naomi Judd is broadcast (the “Naomi Show Premier”).  Thereafter Crown shall pay NICC license fees as follows: (a) a pro rata portion of $4.3 million for remainder of 2005; (b) $4.3 million for 2006; and (c) $4.3 million increased by CPI as set forth in the Prior Agreements (the “CPI”) for 2007.  The initial pro-rata payment for 2005, shall be payable in full five days after the Naomi Show Premier (or if the premier has been pre-empted by Crown, five days after the scheduled premier date).  The license fee payments for 2006 and 2007 will be due in quarterly installments on the first business day of each quarter.  In addition, Crown will pay NICC a deferred annual payment of $1.5 million per year (pro rata for 2005 and pro rata for any year in which the Channel may be sold), such deferment to be paid in accordance with the terms of Clause 7 below.

1.2  Crown grants to NICC the right to broadcast within the Sunday Morning Programming one feature movie per week from the Crown Media Distribution program library, or to the extent Crown has the rights, from other programming which Crown has licensed, without charge if NICC elects to include such movie in its schedule.  NICC shall advise Crown of the movie it selects, and Crown shall have a right to approve such movie, such approval not to be unreasonably denied or delayed.  For example, Crown’s disapproval shall not be deemed unreasonable if Crown has plans to broadcast the movie elsewhere in the Channel schedule, has granted conflicting rights or has almost exhausted all licensed exhibition days.

1.3  NICC will grant to Crown the right to exclusively program the 12:00 - 1:00PM Sunday morning time period which has been previously programmed by NICC. Crown may commence broadcasting its own programs in such time period commencing on the Naomi Show Premier date.  In consideration of such grant of rights, Crown will pay to NICC (i) fifty (50%) percent of Crown’s advertising income (less third party agency commissions) for such time period (the “Ad Revenue Participation”), or (ii) four hundred thousand ($400,000) dollars per year (the “Ad Guarantee”), whichever is greater.  Crown will pay the Ad Guarantee in two (2) equal semi-annual payments on January 15 and July 15 of each year, commencing after the Naomi Show Premier. NICC will be provided with an accounting of Crown’s advertising income from the time period during each calendar year, accompanied by payment of the excess of Ad Revenue Participation over the Ad Guarantee, if any, within thirty (30) days following the close of the year. The Channel will pay the pro rata share of the 2005 Ad Guarantee within 30 days of the Naomi Show Premier.

In the event of a sale or merger which results in a change of control (i.e., the aggregate ownership of the Channel by the current owners becomes less than fifty percent) of the Channel (a “sale”), Crown will provide NICC, within 30 days of closing of the sale, with an accounting of NICC’s Ad Revenue Participation for the portion of the year prior to the closing.  To the extent the Ad Revenue Participation exceeds the portions of the Ad Guarantee which have already been paid for such year, Crown will pay NICC the excess.  To the extent the portions of the Ad Guarantee which have been paid exceeds the Ad Revenue Participation, Crown will deduct such overpayment against other amounts which may be due NICC hereunder.

1.4  The provisions of this clause 1 supersede those of Paragraph 2(a) of the First Amendment.

2.  Sunday New Morning with Naomi Judd

2.1  Crown agrees to finance the production of a one-hour series currently entitled Sunday New Morning with Naomi Judd as follows: $3.5 million for 11 programs delivered in 2005; $4.6 million for 22 programs delivered in 2006; and $5.6 million for 26 programs delivered in 2007 (the “Naomi Production Fees”). If the costs of the series are less than the foregoing amounts in any year, the parties will equally share the underages. If the series costs exceed these amounts, the Channel will consider, but is not obligated, to provide all or some of such overage funding.  The Naomi Production Fees will be deemed in lieu of a broadcast license fee.

2.2  The Naomi Production Fees for 2005, shall be payable in full five days after the Naomi Show Premier (or if the premier has been pre-empted by Crown, five days after the scheduled premier date).  The Naomi Production Fees for 2006 and 2007 will be due in quarterly installments on the first business day of each quarter.

2.3  In the event that NICC delivers fewer programs in any year than the numbers set forth in 2.1 above, Crown’s Naomi Production Fee payments for such year shall be reduced proportionately.

2.4  In the event that Naomi Judd shall cease to participate as host of the program, NICC shall have the right to replace Ms. Judd. In such event the parties will negotiate in good faith for an appropriate adjustment of the Naomi Production Fees in clause 2.1 above with respect both to the host salary portion of the license fee and any change in costs for other creative or production elements, if any, on the understanding that if NICC furnishes a host of comparable talent and stature and comparable creative and production elements, the Naomi Production Fees shall remain unchanged.

2.5  Notwithstanding anything herein to the contrary, the parties recognize that the air time for this series is dedicated to NICC programming, and Crown will continue to reasonably compensate NICC for the programming it produces and delivers for this time period if New Morning with Naomi Judd or a successor host is no longer part of the Sunday Morning Programming.

3.  Weekday New Morning

3.1  The Weekday New Morning series will be expanded to one hour to be broadcast Monday-Friday from 7AM until 8AM Eastern (and in pattern in Pacific Time by those affiliates receiving the Hallmark Channel West Coast feed). NICC will produce and deliver to the Channel 30 new episodes in 2005; 90 new episodes in 2006; and 110 new episodes in 2007.

3.2  Crown will pay NICC a license fee of $1.4 million for the 2005 episodes; $4.2 million for the 2006 episodes; and $5.133 million for the 2007 episodes. Such payments shall be paid in four equal quarterly payments on the first business day of the calendar quarter, except in 2005, when the full payment shall be made within 30 days of the date of mutual execution of this Agreement.

3.3  In addition to the payments in 3.2 above, Crown will be obligated to pay to NICC a deferred payment of Five Hundred Thirty-Five thousand ($535,000) dollars for development of this series and related expenses, such deferment to be paid in accordance with the terms of Clause 7, below.

3.4  Crown agrees that the Weekday New Morning series will be followed immediately by Channel programming, and not by infomercials.

3.5  The Channel will have the right to pre-empt up to ten (10) hours of the Weekday New Morning series per year for either special network programming or stunts, such as program marathons, or special events.

3.6  The provisions in this clause 3 relating to the Weekday New Morning, as well as the provisions of clause 2 relating to New Morning with Naomi Judd supersede the following provisions of the First Amendment: the first two sentences of Paragraph 1(b); Paragraph 1(c), except for the last sentence; the last two sentences of Paragraph 1; and Paragraph 2(b).  With respect to the last sentence of Paragraph 1(c) of the First Amendment, the subject matter of New Morning with Naomi Judd will be deemed to meet the standards of the Hallmark Channel if it is consistent with the content of programming delivered under the Prior Agreements.

4.  Non-Dramatic Specials

4.1  Crown shall pay to NICC the balances of monies owed to NICC for the non-dramatic specials American Creed, Albert Schweitzer, and Married In America, all in accordance with payment schedules previously approved by the parties. These payment schedules provided for Crown payments to NICC of approximately $99,000 in 2005 for American Creed; $98,000 in 2005 for Albert Schweitzer; and approximately $887,000 in 2005 and $296,000 in 2006 for Married In America. All of the above payment obligations shall be reduced to the extent any of the foregoing payments have been made by Crown.

4.2  The Channel will broadcast these programs during prime time (i.e., between 8:00PM and 11:00PM Eastern Time and in pattern Pacific Time) on a mutually agreed to date and time.  The Channel will broadcast the non-dramatic special C.S. Lewis: Beyond Narnia on Friday, December 9, 2005 at 8:00 p.m. Eastern and Pacific Time.

4.3  Crown will continue to fund under the terms of the Prior Agreements two new non-dramatic specials to be selected and produced by NICC in 2006/2007 for broadcast in 2007. The license fees for these two non-dramatic specials will be $1.25 million in the aggregate (the “New Non-Dramatic Specials”). The license fees for the New Non-Dramatic Specials shall be paid to NICC in the following installments: one-fourth in January, 2006;  provided that production of at least one special has commenced, one-fourth in June 2006; and one-half in January 2007 or on the closing of the sale of the Channel, whichever first occurs.

4.4  While Crown is not obligated to broadcast the New Non-Dramatic Specials on the Channel, NICC will offer those programs to Crown for the premier US broadcast.  If within thirty (30) days of receiving such written offer, identifying the subject matter and creative elements of the programs in reasonable detail, Crown does not elect to broadcast such programs, NICC may cause such programs to be broadcast elsewhere without any further obligation to Crown.

4.5  In the event that Crown sells the Channel, the new owner will not be obligated to broadcast any of the non-dramatic specials described in this Clause 4, except for “C.S. Lewis: Beyond Narnia as provided in clause 4.2 above.  In the event the new owner elects not to broadcast any non-dramatic special, however, NICC shall have the right to broadcast such non-dramatic specials elsewhere, and NICC shall have no further obligation to Crown (or its successor) with respect to such non-dramatic specials.

5.  Dramatic Specials

5.1  Crown will pay to NICC in each of 2006 and 2007 the sum of $2 million for the development of television movies of the week during those years (the “Movie Funding”).  In 2006, the Movie Funding will be paid in two $1 million installments on January 15, 2006 and June 15, 2006.  In 2007, the Movie Funding will be paid in one $2 million installment on January 15, 2007.  Crown will also pay NICC $2 million in Movie Funding for 2005 as follows: $250,000 will be paid within 30 days of mutual execution of this Agreement and payment of the balance of $1.75 million will be deferred as provided in clause 7 hereof.  NICC will advise Crown in writing of the projects for which the Movie Funding is utilized.

5.2  Crown and NICC will endeavor to develop and produce A Reason To Believe under the terms of the Prior Agreements. If Crown does not agree to finance the production of the movie on or before the closing date of a Sale of the Channel or June 30, 2006, whichever comes first, Crown will pay NICC a penalty payment of $1 million on the sooner of the closing date or July 5, 2006 .

5.3  With respect to each movie produced by NICC pursuant to this clause 5, the Channel will have a period of thirty (30) days from delivery of the development materials for the movie (i.e., teleplay, budget, production schedule and suggested casting) to determine if it will cause Crown to finance the production of the movie. If Crown finances substantially the entire the production budget of the movie, NICC shall grant to Crown the exclusive right to broadcast the movie on the Channel or the Hallmark Movie

Channel in the United States for a period of three (3) years from first broadcast or six (6) months from delivery, whichever comes first and Crown will be deemed to be a co-producer of the movie, with the rights and financial interests described in Paragraph 1(d) of the First Amendment.  The distributor of any such movie, however, will be determined in good faith by NICC and Crown.

5.4  If the Channel elects not to finance the production of any movie under 5.3, NICC may seek financing anywhere else and Crown and the Channel will have no further interest in the movie.  NICC, however, shall be obligated to return to Crown one hundred (100%) percent of the development costs of any movie that has been funded using Crown’s Movie Funding, out of the subsequent production financing for the production of the movie, payable upon NICC’s receipt of the production financing.

5.5  The provisions of this clause 5 and of clause 4 above supersede Paragraphs 1(d) and 2(c) of the First Amendment and the entire November 15, 2004 amendment, except as specifically noted.

6.  Late Fees

6.1  Crown will incur and pay to NICC a late payment fee of 1.5% per month for any payments that Crown is obligated to make to NICC herein which are not made within thirty (30) days of the date they are due and invoiced. The parties expressly agree that the late fees provided for herein do not constitute a penalty.

7.  Deferred Payments

7.1  All payments which NICC has agreed to defer in this Agreement (the “Deferred Payments”) shall be due and payable to NICC on the closing of the sale of the Channel or December 31, 2007, whichever comes first.

7.2  Deferred Payments are the sum of the amount of money NICC defers pursuant to this Agreement and either (a) interest on such money at the rate charged by NICC’s prime lender commencing on the date that NICC borrows such funds and interest is charged by NICC’s lender or (b)  if NICC sells its Crown stock to finance the deficit, the increase in the sale price of such stock between the time NICC sells such stock to fund the Deferred Payments and the average price of the Crown stock on the 15 business days prior to and including the date the Deferred Payment is paid by Crown.  Before NICC sells any stock to fund the Deferred Payments, it will notify Crown in writing and Crown will have the right to accelerate and make the Deferred Payment within five business days so that the stock sale is not necessary.  If Crown does not elect to accelerate the Deferred Payment and NICC proceeds with the stock sale, NICC will notify Crown in writing of such sale of Crown stock and the price at which the stock is sold.

8.  Prior Dramatic Specials Accountings

8.1  Crown will account or cause Hallmark Entertainment to account for NICC’s imputed profit participation (as defined in Paragraph 1(d) of the First Amendment) for the motion pictures Love Comes Softly and Love’s Enduring Promise.  (Crown represents that it has secured Hallmark Entertainment’s agreement to provide such accounting).  Such accountings, accompanied by payment if any, will be rendered within sixty (60) days of the end of each calendar semi-annual period.  The provisions in this clause 8 supersede Paragraph 1(d) of the First Amendment and the entire November 15, 2004 amendment.

9.  Heroes Series

9.1  Crown will finance and the Channel will broadcast a minimum of six episodes of this series.

9.2  NICC will receive a credit on each episode of the series as follows: “Produced in Association with Faith & Values Media”.

9.3  Crown will pay to NICC a producer’s fee of $7,500 per episode for each episode produced by Crown.  This payment will be made to NICC on or before June 30, 2006, and thereafter if additional episodes are produced, to be paid for each such additional episode on its delivery.

9.4  If additional episodes of the Heroes Series are produced by Crown and broadcast other than on the Channel, NICC will nevertheless be entitled to its $7,500 producer’s fee for each such episode.

9.5  The provisions of this Clause 9 supersede those of Paragraphs 1(e) and 2(d) and the last two sentences of Paragraph 1 of the First Amendment.

10.  Crown Quarterly Payments

10.1  Crown had been making annual payments to NICC in lieu of financing a Signature Series as provided in Paragraphs 1(c) and 2(b) of the First Amendment the amount of $3 million dollars, paid in four equal quarterly installments at the beginning of each calendar quarterly period. NICC has agreed to permit Crown to defer the fourth quarter 2005 payment in the amount of $750,000 in accordance with clause 7 above.  Crown shall have no obligation for such payments in years subsequent to 2005.

11.  Programming Rights and Air Time

11.1  NICC hereby grants to the Channel five-year broadcast rights to the programs produced hereunder which NICC owns, unless another rights period is specifically set forth in this Agreement for a specific genre of programming, provided that (a) such rights period will terminate in the event of a Sale of the Channel and the buyer elects not to broadcast the NICC programming and (b) NICC is granted a recapture right without fee for any programs it so designates, which recapture right may be exercised by NICC at anytime upon the earlier of (i) six (6) months after the initial broadcast of the program or (ii) twelve months after delivery of the program.  Notwithstanding the foregoing, if Crown receives notice from NICC of its intent to recapture the rights to a “holiday” program (i.e. a program with subject matter which is associated with a holiday), Crown may in turn notify NICC that it wishes to retain its rights to such program.  Once it has given this notice, Crown’s rights hereunder to the program will continue for another two years from the date of the notice, provided that it thereafter rebroadcasts the program on at least an annual basis.  The rights to the program will revert to NICC immediately if, at any time during the two year period, Crown has not rebroadcast the program at least once during the previous twelve months.  If there is no prior reversion, the rights to the program will revert to NICC at the end of the two year period.  Crown may delay NICC’s recapture of rights and retain its rights for two years to a maximum of only two such “holiday” programs per year. This clause 11.1 will be deemed to supersede Paragraph 2 of the Second Amendment.

11.2  As provided in the Prior Agreements, NICC is and shall be the copyright owner of all new programming covered herein, excepting only the Heroes Series.

12.  The Sale of the Channel

12.1  At the time the Channel is sold to a third party (the “Purchaser”), Crown will use its reasonable business efforts to have the purchaser elect to continue the NICC programming. Provided that Crown either (a) makes this request to the Purchaser in writing or (b) arranges for NICC to meet with the Purchaser to discuss the NICC programming, Crown will be deemed to have used reasonable business efforts.

12.2  If the Purchaser does not elect to continue broadcasting NICC programming, the Purchaser will nevertheless, if so requested by NICC, a) continue to broadcast the Sunday Morning Programming, including “Sunday New Morning with Naomi Judd”, and weekday “New Morning” series on the Channel for a period of six months following the closing in accordance with the terms of this and the Prior Agreements and (b) pay a pro rata portion of the license fees and production funding specified in this Agreement for such programming.  The foregoing shall be the Purchasers only obligation to NICC during such six month period and following the six month period, the Purchaser shall have no further obligations whatsoever to NICC under this or the Prior Agreements.

12.3  At the closing of the Sale of the Channel, Crown will cause the following payments to be made directly to NICC out of the proceeds of the sale price of the Channel: (a)  $15 million; (b) any unpaid amounts of the $2 million per year of the dramatic specials payments as set forth in clause 5 above through the end of 2007 and the non-dramatic special payments as set forth in clause 4.3; and (c) all other amounts deferred by NICC in accordance with clause 7 above.

12.4  At the closing of the Sale of the Channel, Crown will redeem the $25 million NICC Preferred Interest plus any accrued interest measured at LIBOR and calculated from the date of the Naomi Show Premier.

13.  Digital Channel

13.1  It is agreed by the parties that Crown shall have no obligations to NICC with respect to assistance or financing of a digital cable channel, as described in Paragraph 3 of the First Amendment.

14.  Superseded Provisions of Prior Agreement

14.1  In addition to the superseded provisions described above, other provisions of the Prior Agreements are no longer in force or effect.  These include, but are not limited to: Paragraphs 6.3, 6.6, 6.8, and 6.9.1 of the 1998 Amended and Restated Company Agreement;  the last paragraph of Paragraph 1 of the 1998 Program License Agreement; and Paragraphs 5, 6 , and 7 (a), (b) and (d) of the First Amendment,

15.  Releases

15.1  In consideration of the payments Crown is to make to NICC herein and the performance of the other obligations undertaken by Crown herein, NICC, Faith and Values Media, VISN Management Corporation and their parent and affiliated companies (the NICC Parties”) hereby release Crown, Hallmark Entertainment, their parent, affiliates, subsidiaries, shareholders, directors, officers and agents from and against any and all claims, which the NICC Parties may have against them from the beginning of the world to the date of the Agreement, solely as they relate to the development, production, distribution, marketing and promotion, financing and broadcast of programming, channels and program services, including but not limited to NICC and “faith and values” programming pursuant to the Prior Agreements or any other agreements, undertakings, understanding or protocols.

15.2  In consideration of the covenants and undertakings assumed by NICC pursuant to this Agreement, Crown hereby releases the NICC Parties and any of their parents, affiliates, subsidiaries, directors, officers and agents from any and all claims, liabilities, costs and expenses which Crown may have against the NICC Parties, their parents, affiliates, subsidiaries, directors, officers and agents from the beginning of the world to the date of this Agreement, solely as they relate to the development, production, distribution, marketing and promotion, financing and broadcast of programming, channels and program services, including but not limited to NICC and “faith and values” programming pursuant to the Prior Agreements or any other agreements, undertakings, understanding or protocols.

15.3  These releases do not extend to any outstanding or continuing obligations under this Settlement Agreement or the Prior Agreements.

16.  Term; Renewal; Buyout; Termination

16.1  Subject to an earlier sale of the Channel, the Term of this Agreement and the Prior Agreements will end on December 31, 2007, except for any term which expressly or by implication is intended to survive the Term, including, but not limited to the Amended and Restated Company Agreement clauses I, II, 5.7, 5.7.4, 6.6(b) 13.3 and 13.4 and the First Amendment clause 4.

16.2  If there has not been a sale or merger of Crown or the Channel, on or about June 30, 2007, Crown will negotiate with NICC for a period of 60 days regarding continuation of the programming commitments described in Paragraphs 1, 2 and 3 (the “Programming Commitments”). If, at the end of the 60 day negotiating period, the parties have not reached agreement and Crown is not willing to continue the Programming Commitments on the Channel at the same levels, NICC may compel Crown to buy all of NICC’s outstanding shares of Crown Media Holdings, Inc. Class A common stock at their then-current market value, by written notice given no later than November 1, 2007.  The market value of the shares will be calculated based on the average share price during the 15 trading days preceding and 15 trading days following the date of notice.

16.3  In the event NICC sells more than 50% of the shares of Crown Media Holdings, Inc. Class A common stock which it owned as of February 22, 2001, except as part of a sale or merger of the Company, the commitments and obligations described in Paragraphs 1 through 5 above will cease at the end of the then-current broadcast season (approximately August 31st) and the rights and obligations under Paragraph 12 (a) and (b) will terminate immediately..

17.  General

17.1  This Agreement may be amended only by written instrument signed by both NICC and Crown.

17.2  No waiver or modification of any of the terms of this Agreement will be valid unless in writing.

17.3  No waiver by either party of a breach hereof will be deemed a waiver of any other default hereunder or of any subsequent breach or default.

17.4  If any particular term, covenant or provision of this Agreement is determined to be invalid or unenforceable, the invalidity or unenforceability thereof will not affect the remaining provisions of this Agreement which will remain in full force and effect.

17.5  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all pre-existing oral or written agreements and understandings between them with respect thereto.

17.6  This Agreement is governed by the law of the State of New York applicable to agreements entered into and wholly to be performed in that State. The parties here to designate the federal and state courts in New York, New York as the exclusive venue for the resolution of any and all disputes concerning this Agreement and the parties agree to submit to the jurisdictions of said courts and agree to waive and not to assert any defenses based on lack of personal jurisdiction or forum non conviens.

Notwithstanding the foregoing, any disputes arising under clauses 2.4 and 8.1 shall first be submitted by the parties to mediation in the State of New York under the auspices of the American Arbitration Association and the parties shall, in good faith, seek to resolve their dispute in this manner.

The foregoing sets forth all of the terms and conditions of this Settlement, and the parties hereby acknowledge their agreement to and acceptance of such terms and conditions by signing as indicated below.

NATIONAL INTERFAITH CABLE	CROWN MEDIA HOLDINGS, INC
COALITION, INC. d/b/a FAITH & VALUES
MEDIA

By:	By:

VISN MANAGEMENT CORP.

By: